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MIDWEST AIR GROUP, INC.
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Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 6, 2007

MIDWEST AIR GROUP PROVIDES STRATEGIC PLAN DETAILS;
URGES SHAREHOLDERS TO RE-ELECT THREE DIRECTORS

Milwaukee, Wisconsin, June 6, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, said today that it has mailed to shareholders a presentation summarizing the company’s strategic plan and enumerating the projected revenue impact of current and planned strategic initiatives to deliver long-term value to shareholders.

Accompanying the investor presentation was the following letter from Timothy E. Hoeksema, chairman, president and chief executive officer.

Dear Fellow Shareholder:

In my last letter, I asked you to carefully weigh all the factors involved before casting your vote in this year’s election of directors to the Midwest board.

If you have already voted to elect the Midwest slate – John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. – let me sincerely thank you for supporting three experienced directors who are 100% committed to protecting your investment. They, along with the rest of the board, are unanimous in their belief that AirTran’s exchange offer undervalues Midwest and does not fully reflect the long-term value of Midwest’s strategic plan.

Please take a minute to review the enclosed investor presentation. It summarizes Midwest’s strategic plan and explains why the Midwest board is so convinced that our strategic plan will deliver significant long-term value for shareholders.

Please be assured that all of us at Midwest sincerely value the trust you place in us. We are working hard to continue to provide the superior value you deserve and the quality product our customers have come to expect from “The best care in the air,” and we look forward to doing so for many years to come. Thank you.

Sincerely,

Timothy E. Hoeksema

Chairman, President and Chief Executive Officer

Visit http://www.midwestairlines.com/MAWeb/midwestMiles/programNewsDisplay.aspx?id=26 and choose “Investor Presentation – Midwest’s Strategy to Deliver Long-Term Value for Shareholders” to view a copy of the investor presentation in its entirety.

– MORE –

The Midwest Air Group Board of Directors unanimously recommends that shareholders VOTE FOR THE MIDWEST SLATE of John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. for re-election to the board of directors on the WHITE proxy card.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under Midwest’s strategic plan and that otherwise may state Midwest’s or Midwest’s board’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that Midwest’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Additional Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.

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